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                                       1


                                                                    EXHIBIT 8(f)

                         FUND PARTICIPATION AGREEMENT
                         ----------------------------

This Agreement is entered into on this 15th day of March, 1994 between UNUM Life Insurance Company of America ("UNUM"), a life insurance company organized under the laws of the State of Maine, as sponsor of VA-I Separate Account ("Separate Account"), a separate account established by UNUM in accordance with the laws of Maine, and Acacia Capital Corporation, ("ACC"), a management investment company organized under the laws of the State of Maryland.

                                   ARTICLE I


                                  DEFINITIONS

1.1 "Business Day" shall mean a day on which UNUM and the New York Stock Exchange are customarily open for business.

1.2  "Contract" shall mean a group variable annuity contract issued by UNUM.

1.3 "Contractholder" shall mean any association, employer or trustee(s) who is a party to a Contract.

1.4 "Participant" shall mean any employee of an employer or Contractholder who is enrolled to participate under the Contract.

1.5 "Participating Company" shall mean any insurance company (including UNUM), that offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund similar hereto for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid contracts.

1.6 "Fund" shall mean a portfolio of investments of ACC having specific investment objectives, policies and restrictions.

1.7 "Sub-account" shall mean any sub-account of Separate Account set up for the purpose of investing in a corresponding Fund.
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                                  ARTICLE II


                                REPRESENTATIONS

2.1  UNUM represents that:

     a.        UNUM is an insurance company organized under the laws of Maine.

     b. Separate Account has been established by UNUM pursuant to the Maine Insurance Code fo the purpose of serving as a funding medium for Contracts.

     c. Separate Account is registered under the Investment Company Act of 1940 as a unit investment trust.

     d. Contracts offered by UNUM and funded through Spearate Account are described in a registration statement filed under the Securities Act of 1933 (the "1933 Act").

     e. The income, gains and losses, whether or not realized, from assets allocated to Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses of UNUM.

     f. Separate Account is subdivided into various sub-accounts under which income, gains and losses, whether or not realized from assets allocated to each sub-account are, in accordance with applicable Contracts, to be credited to or charged against such sub-accounts without regard to other income, gains or losses of other sub-accounts or of UNUM.

     g. UNUM has established Separate Account in such a manner as to enable it to use Fund shares as the underlying investment medium for a corresponding Sub-account.

     h. UNUM possess and shall maintain all licenses and approvals required to offer and sell Contracts.

2.2  ACC represents that:

     a. ACC is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end, diversified management investment company and possess, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for ACC to operate and offer Fund shares as the underlying investment medium for certain Sub-
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                                       3

accounts.

     b. ACC is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, and that it intends to maintain such qualification (under Subchapter M or any successor of similar provision) and that it will notify UNUM with reasonable promptness after having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     c. ACC is divided into various funds, each Fund being subject to separate investment objectives policies and restrictions which may not be changed without a majority vote of the shareholders of such Fund.

     d. ACC assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

     e. Shares of ACC will be sold only to insurance companies and their separate accounts that offer variable annuity and/or variable life insurance contracts. No Fund shares will be offered to the general public.

     f. ACC shall comply with the terms of this Fund Participation Agreement directly or through its third parties under contracted obligation to ACC. Such third parties shall be referred herein as "Agents".

                                  ARTICLE III

                           SELECTION OF SUB-ACCOUNTS

     3.1 The Contracts funded through Separate Account will provide for the allocation of contributions among the various Sub-accounts. The Sub-accounts will invest in shares of various registered management investment companies. The selection of a particular Sub-account is to be made by a Participant and such selection may be changed in accordance with the terms of the Contracts. The selection and number of Sub-accounts available to Participants will be limited by the Contracts.

                                   ARTICLE IV

                                  FUND SHARES


4.1 ACC agrees to make shares in the Funds listed on Schedule A available to UNUM to serve as the underlying investment media for certain Sub-accounts.
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                                       4

4.2 ACC agrees to make additional Fund shares (other than those listed on Schedule !) available to serve as investment media for Sub-accounts in the future should UNUM so request.

UNUM shall be permitted to utilize and employ shares of management investment companies other than ACC as underlying investment media for Sub-accounts.

4.3 ACC shall ensure that Fund shares are registered with applicable federal and state agencies at all times.

4.2.1 ACC Shall ensure that Fund shares are registered with applicable federal and state agencies at all times.

4.3 Transfer of Fund shares will be by book entry only. ACC will credit UNUM as Separate Account sponsor with the appropriate number of shares of each Fund. No stock certificates will be issued to UNUM. UNUM will record shares ordered from a particular Fund in an appropriate title for the corresponding Sub-account.

                                   ARTICLE V

                         PROCEDURES FOR PLACING ORDERS

5.1 Each business day ACC will telephone closing net asset value, dividend and capital gain information to UNUM by 5:00 p.p Eastern time, or as soon thereafter as practicable. UNUM will telephone orders to purchase and/or redeem Fund shares by 10:00a.m. Eastern time the following business day directly with ACC or its specified agent.

     ACC appoints UNUM as its agent for the limited purpose of accepting orders for Fund shares for Separate Account. ACC will execute orders at the net asset value determined as of the close of trading on the day of receipt of such orders by UNUM acting as agent ("effective trade date"). However, any orders received by UNUM acting as agent after the close of the New York Stock Exchange will be executed at the net asset value determined at the end of the following business day.

5.2 Each business day UNUM shall send ACC a telecopy listing its orders for purchasing and redeeming Fund Shares (as a follow-up to the earlier telephonic trade instructions). Later that day ACC shall send UNUM a telecopy confirming such orders and listing the closing net asset value for the prior business day.

5.3 UNUM shall provide to ACC a list of persons authorized to place orders for purchases and redemptions with ACC. ACC shall accept orders on behalf of UNUM only from persons named on such list. UNUM shall replace such list with another in the event of changed in authorized persons. UNUM agrees that any person whose name appears on the list from time to time will be duly authorized by appropriate corporate action by UNUM.
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                                       5

                                  ARTICLE VI

                                  SETTLEMENT

6.1 On the day following the effective trade date, payment will be initiated by electronic funds transfer (ACH transaction) to a custodial account designated by ACC. For redemption orders, ACC will use best efforts to and a check payment to UNUM two days following the effective trade date via overnight courier.

6.2 ACC shall mail to UNUM a copy of a detail transaction report and a transaction history report following each trade.

                                  ARTICLE VII

                          DIVIDENDS AND DISTRIBUTIONS

7.1 ACC shall furnish to UNUM notice of any dividend or distribution payable on its shares at least five (5) business days prior to the ex-dividend date. On the ex-dividend date or, if not a business day, on the first business day thereafter, ACC shall furnish to UNUM the actual amount of dividend or distribution payable per share. All of such dividends and distributions as are payable on each Fund's shares shall be automatically reinvested in additional shares of that Fund. Acc shall, on the date of issuance or if not a business day on the first business day thereafter, notify UNUM of the number of shares so issued.

                                 ARTICLE VIII

                                   EXPENSES

8.1 All expenses incident to the performance by ACC under this Agreement shall be paid by ACC including the cost of registration of ACC shares with the Securities and Exchange Commission and in the states where required. UNUM shall bear none of the expenses for the registration of ACC's shares, preparation of ACC's prospectuses, proxy materials notices and periodic reports, the preparation of any statements and notices required by any federal or state law, or taxes on the issue or transfer of ACC's shares subject to this Agreement. However, UNUM shall be responsible for the expenses of distributing such material from UNUM to Contractholders and Participants.
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                                       6

                                  ARTICLE IX

                            STATEMENTS AND REPORTS

9.1 ACC shall provide monthly statements of account as of the end of each month for all of UNUM's accounts by the fifteenth (15th) Business Day of the following month.

9.2 ACC will provide to UNUM at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that related to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

                                   ARTICLE X

                             VOTING OF FUND SHARES

10.1 ACC shall ensure that each Fund complies with all provisions of the Investment Company Act of 1940 with respect to voting by shareholders and with all rules and valid interpretations fo the Securities and Exchange Commission with respect thereto.

10.2 ACC, at its expense, shall provide UNUM with copies of its proxy material in such quantity as UNUM shall reasonable require for distributing to Contractholders and Participants.

10.3 UNUM shall provide pass-through voting privileges to all Contractholders so long as the Securities and Exchange Commission continues to interpret the Investment Company Act of 1940 as requiring pass-through voting privileges for variable contract owners. It shall be the responsibility of UNUM to assure that it and the separate accounts of the other Participating Companies participating in any Fund calculate voting privileges in a consistent manner.

10.4 UNUM will distribute to Contractholders all proxy material furnished by ACC and will vote shares in accordance with instructions received from those Contractholders with contract value allocated to ACC shares. UNUM shall vote
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                                       7

      ACC shares for which no instructions have been received in the same proportion as shares for which instructions have been received from Contractholders. UNUM and its agents will in no way recommend action in connection with or oppose or interfere with the solicitaion of proxies for ACC shares held for such Contractholders.

                                  ARTICLE XI

                         MARKETING AND REPRESENTATIONS

     11.1 ACC whall periodically furnish UNUM with the following printed materials in reasonably sufficient quantities for UNUM to distribute to each Contractholder and Participant and to support UNUM's Contract marketing efforts:

           a.  Current Fund Prospectuses and any supplement thereto;

           b.  Current Statement of Additional Information;

           c.  Current proxy materials;

           d.  Current annual and semiannual reports and supplements thereto;

           e.  Current quarterly Fund performance reports;

           f.  Other marketing materials.

     Such materials will be furnished to UNUM in time for UNUM to comply with its regulatory responsibilities under the federal securities laws.

     11.2 UNUM shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by UNUM. UNUM shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

     11.3 UNUM shall make no representation concerning Fund shares except those contained in a current Fund prospectus, in printed information supplemental to such prospectus, and in materials which have received the prior approval of ACC.
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                                       8

                                  ARTICLE XII

                              POTENTIAL CONFLICTS

12.1   UNUM has reviewed a copy of an application for exemptive relief, as
       amended, filed by ACC on [       }, 19 , with the Securities and Exchange
       Commission and, in particular, has reviewed the conditions to the requested relief set forth therein. As set forth in such application, the Board of Directors of ACC ("the Board") will monitor ACC for the existence of any material irreconcilable conflict between the interest of the Contractholders of all separate accounts investing in ACC. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) and administrative or Judicial decision in any relevant proceeding; (d) the manner in which the investments of any portfolio are being managed; (e) a difference in voting instructions given by variable annuity contractholders and variable life insurance contractholders; or (f) a decision by an insurer to disregard the voting instructions of contractholders. The Board shall promptly inform UNUM if it determines that an irreconcilable material conflict exists and the implications thereof.

12.2 UNUM will report any potential or existing conflicts of which it is aware to the Board. UNUM will assist the Board in carrying out its responsibilities under the shared funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by UNUM to inform the Board whenever Contractholder voting instructions are disregarded.

12.3 If a majority of the Board, or majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with Participating Companies. If the Board determines that UNUM is responsible for causing or creating said conflict, UNUM shall at its sole cost and expense, and to the extent reasonably practicable (as determined by at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as in necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

       a. Withdrawing the assets allocable to the Separate Account from the Fund and reinvesting such assets in different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affect Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor or such segregation, or offering to the affected Contractholders the option of making such a change; and/or

       b. Establishing a new registered management investment company or managed separate account.

12.4 If a material irreconcilable conflict arises as a result of a decision by UNUM to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in
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                                       9

       ACC, UNUM at UNUM's sole cost, may be required, at the Board's election, to withdraw the Separate Account's investment in ACC and terminate this agreement; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

12.5 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whither or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for any Contract. UNUM shall not be required by this Article to establish a new funding medium for any Contract of an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

                                 ARTICLE XIII

                                INDEMNIFICATION

13.1 UNUM shall indemnify and hold harmless ACC and each of its directors, officers, employees, agent and each person, if any, who controls ACC within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by UNUM for use in a Fund's registration statement or prospectus or sales literature or advertisements of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be state therein or necessary to make the statements therein not mislieading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Fund's prospectus and sales literature) of UNUM or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment; and UNUM will reimburse any legal or other expenses reasonably incurred by ACC or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which UNUM may otherwise have.

13.2 ACC shall indemnify and hold harmless UNUM and each of its directors officers, employees, agents and each person, if any, who controls UNUM within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which UNUM or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Fund's registration statement or prospectus or sales literature or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be state therein or necessary to make the statements therein not misleading;
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and ACC will reimburse any legal or other expenses reasonably incurred by UNUM or any such director, officer, employee, agent, or controlling person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to UNUM by the Fund; and the Fund will reimburse any legal or other exopenses reasonably incurred by UNUM or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ACC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written information furnished to ACC by UNUM specifically for use therein.. This indemnity agreement will be in addition to any liability which ACC may otherwise have.

13.3 ACC shall indemnify and hold harmless UNUM against any and all liability, loss, damages, costs or expenses which UNUM may incur, suffer or be required to pay due to ACC's or its Agent's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution ratel and/or (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate.

13.4 Promptly after receipt by an indemnified party under this paragraph of notices of the commencement of action, such indemnified party will, if a claim in repect thereof is to be made against the indemnifying party under this paragraph, promptly notify the indemnifying party of the commencement thereof. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party.

                                  ARTICLE XIV

                         COMMENCEMENT AND TERMINATION

14.1 This Agreement shall be effective as of the date set forth in the first paragraph of this Agreement and shall continue in force until terminated in accordance with the provisions herein.

14.2   This Agreement shall terminate as to the sale and issuance of new
Contracts:
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                                       11

a. At the option of UNUM or ACC upon six months advance written notice to the other party;

b. At the option of UNUM, if any Fund shares are not reasonably available to meet the requirements of the Contracts as determined by UNUM. Prompt notice of election to terminate shall be furnished by UNUM, said termination to be effective ten days after receipt of notice unless ACC makes available a sufficient number of shares to meet the requirements of the Contracts with said ten-day period;

c. At the option of UNUM, upon the institution of formal proceedings against ACC by the Securities and Exchange Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment, or outcome of which may, in UNUM's reasonable judgment, materially impact ACC's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by UNUM with said termination to be effective upon receipt of notice.

d. In the event a Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by UNUM. Termination shall be effective immediately upon such occurrence without notice;

e. Upon assignment of this Agreement unless made with the written consent of each party.

                                  ARTICLE XV

                                  AMENDMENTS

15.1 This Agreement shall automatically be amended to comply with any amendment to the Investment Company Act of 1940 or rule of any regulatory authority which affects in any manner the actions and relationships authorized hereunder.

15.2 Any other changes in the terms of this Agreement, including adding or deleting Funds to or from Schedule A, shall be made by agreement in writing between all parties.
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                                  ARTICLE XVI

                                    NOTICE

16.1 Each notice required by this Agreement shall be given by certified mail, return receipt request, to the appropriate parties at the following addresses:

       UNUM         UNUM Life Insurance Company of America
                    Attn:  Legal Department - Retirement Services
                    2211 Congress Street
                    Portland, Maine 04122

       ACC          Acacia Capital Corporation
                    c/o  Calvert Group - Legal Department
                    4550 Montgomery Avenue, 10th Floor
                    Bethesda, MD 20814

Notice shall be deemed to be given on the date of receipt by addressee as evidenced by the return receipt.

                                 ARTICLE XVII

                                      LAW

17.1 This Agreement shall be contrued in accordance with the laws of the State of Maine.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.


UNUM Life Insurance Company of America

Attest:  /s/ David P. Robinson      By: /s/ Peter S. Adams
         ---------------------          ------------------
                                   Its: Vice President
                                        --------------

Acacia Capital Corporation

Attest: /s/ Christine Teske         By: /s/ William M. Tartehoff
        -------------------             ------------------------
                                   Its: Vice President
                                        --------------
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                                       13

                                  SCHEDULE A
                                      TO
                         FUND PARTICIPATION AGREEMENT
                                     DATED


Funds of ACC to be made available to UNUM Life Insurance Company of America as the sponsor of the VA-I Separate Account: